Exhibit 99.1

FOR IMMEDIATE RELEASE

CHARLOTTE, NC (July 17, 2013) – Sonic Automotive, Inc. (NYSE: SAH) today announced that Mr. David C. Vorhoff has informed the Board of Directors that he will be resigning his position as a director of the Company at a to-be-determined date in the fourth quarter of 2013.

Mr. Vorhoff informed the Board that his resignation as a director is required as part of Mr. Vorhoff’s new employment arrangements with Deloitte Corporate Finance, LLC. On June 1, 2013, Deloitte Corporate Finance acquired McColl Partners LLC, a firm co-founded by Mr. Vorhoff, where he served as President. Mr. Vorhoff joined Deloitte Corporate Finance as a Managing Director in connection with this acquisition.

Mr. Vorhoff stated, “I have thoroughly enjoyed my tenure as a director of Sonic Automotive and while I am very excited about my new opportunity, I am sorry that my tenure on Sonic’s board is ending sooner than I had anticipated. I’m confident that Sonic will continue to enjoy great success in the future.”

Mr. O. Bruton Smith, the Company’s Chairman and Chief Executive Officer stated, “We appreciate Dave Vorhoff’s many contributions to the Company over the last six years and we wish him great success in the future.”

About Sonic Automotive

Sonic Automotive, Inc., a Fortune 500 company based in Charlotte, N.C., is one of the nation’s largest automotive retailers. Sonic can be reached on the web at www.sonicautomotive.com.

Included herein are forward-looking statements, including statements with respect to the anticipated future resignation of one of the Company’s directors. The Company does not undertake any obligation to update forward-looking information.